UNITED STATES

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Iterum Therapeutics plc

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[The following communication was sent or made available commencing on September 24, 2024 to certain shareholders of Iterum Therapeutics plc]

September 24, 2024

Dear Shareholder,

We are writing to you in connection with the upcoming extraordinary meeting of shareholders of Iterum Therapeutics plc (“Iterum” or “we”) which has been adjourned again until September 30, 2024 (the “EGM”), as we did not have sufficient votes to approve the sole proposal to be voted upon at the EGM.

Our board of directors (the “Board”) recommends that you vote “FOR” the proposal. Please vote in favor of the proposal today to support Iterum, if you have not done so already.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares “FOR” the proposal. Votes must be received no later than 11:59 p.m. ET on September 29, 2024.

As we approach the EGM on September 30, 2024, we want to remind you of the importance of this vote to Iterum and our ability to effectively raise capital in the future. In May 2023, Iterum’s shareholders approved the allotment of an additional 60 million new shares that the Board can issue for cash. Due to a peculiarity of Irish law, Iterum’s shareholders must separately vote to waive the pre-emptive rights related to these already authorized shares, which is the purpose of the proposal before the EGM. This pre-emptive rights waiver has been granted by Iterum’s shareholders in the past, so the proposal seeks to extend Iterum’s current waiver to cover all authorized but unissued shares for five years.

The Board can still issue the previously approved ordinary shares even without the proposed pre-emptive rights waiver. However, such an issuance would entail a more onerous, drawn out and costly process for Iterum, which in turn will likely result in having to issue more shares to cover additional costs as well as the funds required to advance the strategic process and maximise shareholder value. A vote “AGAINST” the proposal will likely lead to additional costs for Iterum and the potential destruction of shareholder value.

This is an extremely important vote for the future of Iterum. If we do not have the ability to raise additional capital, including through the issuance of shares for cash, to fund our operating expenses beyond January 2025 including repayment of the 6.500% exchangeable senior subordinated notes due January 2024, we will be severely limited in our ability to continue as a going concern and subject to major insolvency risk which may result in the bankruptcy, reorganization and/or the break-up of the Company which in turn would most likely lead to a significant destruction of shareholder value, including dilution or even an elimination of shareholders’ interests in the Company.

If you have voted against the proposal, please consider changing your vote to vote “FOR” the proposal. There is still time to change your vote through September 29, 2024, at 11:59 PM ET.

Sincerely,

________________________

Corey N. Fishman

President and Chief Executive Officer